Exhibit 5.01

                        KRUSE LANDA MAYCOCK & RICKS, LLC
                          EIGHTH FLOOR, BANK ONE TOWER
                          50 WEST BROADWAY (300 SOUTH)
                         SALT LAKE CITY, UTAH 84101-2034

ATTORNEYS AT LAW                                      TELEPHONE:  (801) 531-7090
www.klmrlaw.com                                        TELECOPY:  (801) 531-7091



                                 March 22, 2004


Board of Directors
Essential Innovations Technology Corp.
10125 - 199B Street, Suite 200
Langley, British Columbia
Canada V1M 3W9

         Re:      Essential Innovations Technology Corp.
                  Amendment No. 4 to the Registration Statement on Form SB-2/A

Ladies and Gentlemen:

         We have been engaged by Essential Innovations Technology Corp. (the "Company") to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the amendment no. 4 to the registration statement on Form SB-2/A filed by the Company with the Securities and Exchange Commission (the "Registration Statement").

         In connection with this engagement, we have examined the following:

                  (1) Articles of Incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

                  (2) Bylaws of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

                  (3) the Registration Statement, including the financial statements of the Company included therein; and

                  (4) minutes of the Company's board of directors and stockholders or written consents of the Company's board of directors or stockholders in lieu thereof.

         We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed (i) the genuineness of all signatures on all documents not executed in our presence, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies, and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors
Essential Innovations Technology Corp.
March 22, 2004
Page 2
___________________________________


         Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when issued in accordance with the terms and description set forth in the prospectus, legally issued, fully paid, and nonassessable under Nevada law, including the Nevada Constitution, all applicable provisions of the Nevada Revised Statutes, and reported judicial decisions interpreting those laws.

         This firm consents to being named in the prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement. This opinion is rendered to you for use in connection with the Registration Statement and the consummation of the transactions contemplated therein.


                                            Sincerely,

                                            /s/ Kruse Landa Maycock & Ricks, LLC
                                            KRUSE LANDA MAYCOCK & RICKS, LLC
KLMR/KCT/vs